Exhibit 99.1

ADT Reports Second Quarter 2023 Results

Record high recurring monthly revenue balance and maintained record high customer retention
Improved capital efficiency with record revenue payback of 1.9 years
Positive net income with strong Adjusted EBITDA and operating cash flows
Announced agreement to divest commercial business for $1.6 billion unlocking significant shareholder value; net proceeds to be used for debt reduction

BOCA RATON, Fla., Aug. 8, 2023 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the second quarter of 2023.

Financial highlights for the second quarter of 2023 are listed below. Variances are on a year-over-year basis unless otherwise noted.

•Total revenue of $1.6 billion with end-of-period recurring monthly revenue (RMR) up 4% or $382 million
•High customer retention with gross revenue attrition maintaining record low of 12.5%
•Record revenue payback of 1.9 years
•GAAP net income of $92 million, or $0.10 per diluted share, down less than $1 million
•Adjusted net income of $148 million, or $0.16 per diluted share, up $98 million
•Adjusted EBITDA of $651 million, up $54 million

“ADT’s second quarter results underscore the resiliency and momentum of our business with a record high recurring monthly revenue balance and customer retention. Our success reflects the dedication ADT’s employees have with our customers and is a testament to the strong demand for ADT’s innovative offerings and premium experiences,” said ADT President and CEO, Jim DeVries. “The divestiture of ADT’s commercial business unlocks shareholder value by enhancing cash flows and accelerating debt reduction goals while sharpening our focus on core residential, small business and multifamily consumer markets.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Continued growth of RMR – The end-of-period RMR balance was $382 million, representing a 4% increase over the prior year period. Approximately 75% of total Consumer and Small Business (CSB) and Commercial revenue was generated from this durable recurring revenue.
•Maintained record customer retention and improved revenue payback – With strong customer satisfaction, trailing 12-month gross customer revenue attrition was 12.5%, a 20-basis-point improvement versus the prior year period, and revenue payback ended the second quarter of 2023 at 1.9 years, reflecting a 0.3x year-over-year improvement.
•Upgrade of corporate credit rating – S&P Global Ratings upgraded ADT’s corporate credit rating to ‘BB-’ from ‘B+’ with a stable rating outlook in recognition of the Company’s resilient business model and continued progress towards debt reduction goals.
Innovative Offerings
•ADT Self Setup and enhanced Google offerings – As part of ADT’s partnership with Google, the Company nationally sells, installs, and services a full suite of Google Nest products which seamlessly integrate the security and protection of ADT with the helpful convenience of Google Nest. During the second quarter of 2023, the attachment rate for the Nest Doorbell was approximately 50% and Nest cameras are currently realizing an 8% increase in cameras per home, helping drive a 17% increase in residential installation revenue per unit as compared to the prior year period.
•ADT Home Security Program for State Farm customers to expand – ADT announced that its program for State Farm customers plans to expand to up to 13 states by year end 2023. In all program states, new and existing State Farm homeowners customers can participate in the ADT Home Security Program to receive ADT home security products and professional monitoring services at a reduced cost.
•ADT Solar to offer lease and PPA financing options through SunPower Financial – ADT Solar entered into an agreement in principle with SunPower Financial to offer lease and power purchase agreement (PPA) financing options to new ADT Solar customers seeking greater flexibility and accessibility in their rooftop solar financing. SunPower Financial is expected to become the exclusive lessor for ADT Solar customers seeking an alternative to outright purchases beginning this year.
Unrivaled Safety
•False alarm reductions – In the second quarter of 2023, ADT’s patented SMART Monitoring innovations reduced false alarms by more than 50%, eliminating over 770,000 unnecessary dispatches by local first responders – conserving community resources and reducing environmental impact.

Premium Experience
•ADT Virtual Tour App – ADT launched its new Virtual Tour App, a mobile-based tool utilizing augmented reality to enable ADT Solutions Advisors to help customers visualize how ADT and Google smart home security products can protect and connect their homes. Virtual storytelling offers an individualized experience and helps customers see how our products would look in their home through augmented reality.
Progress on our ESG Journey
•Baltimore nonprofit Requity partnership – Through our long-term partnership with Requity, a Baltimore nonprofit that provides vocational education and workforce development, the company is forging a path to potential ADT employment for certain Requity students through mentoring and hosting skills workshops. ADT hosted a workshop for Requity students this spring focused on interview skills and troubleshooting.
2023 FINANCIAL OUTLOOK
The Company is revising its financial guidance for 2023. Total revenue is now projected to be lower than prior guidance due to the Solar outlook from low installation volume and efficiency headwinds, partially offset by CSB and Commercial performance. The Company is maintaining previously issued guidance on Adjusted EBITDA, Adjusted EPS, Adjusted Free Cash Flow (including interest rate swaps), and Adjusted Free Cash Flow as we expect M&S revenue and improved operating margins within CSB and Commercial to largely offset the profitability and cash flow impact of Solar underperformance.

As a result of the announced agreement to divest the commercial business, the commercial business is expected to be reported as discontinued operations beginning in the third quarter of 2023. Full year Commercial results are included in guidance, pending the close of the transaction.

(in millions)	Prior Guidance	Updated Guidance
Total Revenue	$6,600 - $6,850	$6,300 - $6,500
Adjusted EBITDA	$2,525 - $2,625	$2,525 - $2,625
Adjusted EPS	$0.30 - $0.40	$0.30 - $0.40
Adjusted Free Cash Flow (including interest rate swaps)	$600 - $700	$600 - $700
Adjusted Free Cash Flow	$525 - $625	$525 - $625
The Company is not providing forward-looking guidance for U.S. GAAP financial measures other than Total Revenue or a quantitative reconciliation to the most directly comparable GAAP measures for its non-GAAP financial guidance shown above because the GAAP measures cannot be reliably estimated and the reconciliations cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material. Please see "Non-GAAP Measures" for additional information.

TOTAL COMPANY RESULTS (1)(2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	GAAP
Total revenue	$1,593	$1,601	$3,205	$3,146
Net income (loss)	$92	$92	$(27)	$143
Net cash provided by (used in):
Operating activities	$493	$515	$799	$823
Investing activities	$(319)	$(402)	$(655)	$(807)
Financing activities	$(217)	$(85)	$(258)	$7
Net income (loss) per share of Common Stock - diluted	$0.10	$0.10	$(0.03)	$0.15
Net income (loss) per share of Class B Common Stock - diluted	$0.10	$0.10	$(0.03)	$0.15
	Non-GAAP Measures
Adjusted EBITDA	$651	$597	$1,276	$1,198
Adjusted Free Cash Flow	$201	$185	$200	$143
Adjusted Free Cash Flow (including interest rate swaps)	$221	$174	$237	$118
Adjusted Net Income (Loss)	$148	$50	$255	$43
Adjusted Diluted Net Income (Loss) per share	$0.16	$0.06	$0.30	$0.05
	Other Measures
Trailing twelve-month revenue payback			1.9 years	2.2 years
Trailing twelve-month gross customer revenue attrition			12.5%	12.7%
End of period RMR			$382	$369
SEGMENT RESULTS (2)
CSB

	Three Months Ended June 30,
(in millions)	2023	2022	$ Change	% Change
Monitoring and related services	$1,043	$1,011	$32	3%
Security installation, product, and other	125	77	48	62%
Total CSB revenue	$1,168	$1,088	$80	7%

Adjusted EBITDA	$644	$581	$63	11%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	55%	53%
Total CSB revenue was $1,168 million for the second quarter, up 7% versus the prior year. Monitoring and related services (M&S) revenue increased year-over-year resulting primarily from higher average pricing. Security installation, product, and other increased year-over-year resulting primarily from an increase in the volume of transactions under the customer-owned equipment ownership model and higher amortization of deferred subscriber acquisition revenue.
CSB Adjusted EBITDA increased 11% to $644 million in the second quarter compared to the prior year period. These improvements were driven by higher M&S revenue from our record RMR base and improved operating margins. The improvement in operating margins benefited from execution on our cost reduction initiatives, proceeds from a legal settlement, and receipts from Google related to our joint marketing efforts.

Commercial

	Three Months Ended June 30,
(in millions)	2023	2022	$ Change	% Change
Monitoring and related services	$144	$134	$9	7%
Security installation, product, and other	204	163	41	25%
Total Commercial revenue	$348	$297	$50	17%

Adjusted EBITDA	$45	$31	$14	43%
Adjusted EBITDA Margin (as a % of Total Commercial Revenue)	13%	11%
Total Commercial revenue was $348 million for the second quarter, up 17% versus prior year. Improvements were driven primarily by an increase in installation volumes as well as increases in product and service prices.
Commercial Adjusted EBITDA increased 43% to $45 million in the second quarter. These improvements were driven primarily by higher revenue and improved cost performance, which delivered EBITDA margin of 13%.

Solar

	Three Months Ended June 30,
(in millions)	2023	2022	$ Change	% Change
Solar installation, product, and other	$78	$215	$(138)	(64)%
Total Solar revenue	$78	$215	$(138)	(64)%

Adjusted EBITDA	$(37)	$(15)	$(23)	(153)%
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	(48)%	(7)%
Note: M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the second quarter was $78 million, down 64% versus the second quarter of last year. This performance was driven by lower installations and weaker sales performance.
Solar Adjusted EBITDA was a $37 million loss for the second quarter. Adjusted EBITDA was negatively impacted by the lower revenue discussed above.
During the second quarter, the Company recognized a non-cash goodwill impairment charge of $181 million associated with the Solar segment. This charge is a result of current macroeconomic conditions as well as Solar’s continued underperformance of operating results relative to expectations in the second quarter of 2023. This goodwill impairment charge is excluded from Adjusted EBITDA.

BALANCE SHEET, CASH, AND LIQUIDITY

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Net cash provided by (used in) operating activities	$493	$515	$(22)	(4)%	$799	$823	$(23)	(3)%
Adjusted Free Cash Flow	$201	$185	$16	8%	$200	$143	$57	40%
Adjusted Free Cash Flow (including interest rate swaps)	$221	$174	$47	27%	$237	$118	$118	100%
Net cash provided by operating activities during the second quarter of 2023 was $493 million, down 4% versus the second quarter of last year, and Adjusted Free Cash Flow including the benefit of interest rate swaps increased by $47 million versus the prior year period. During the second quarter, the company had higher M&S revenue, enhanced operating margins, and lower net subscriber investments versus the prior year period. These improvements, which benefited from execution on our cost reduction initiatives, proceeds from a legal settlement, and receipts from Google related to our joint marketing efforts, were partially offset by the performance of our Solar business and higher cash interest expense (including the impact of interest rate swaps).
The company returned $32 million to shareholders in dividends during the second quarter of 2023.
On May 2, 2023, the Company redeemed $150 million of the $750 million ADT Notes due 2024 using cash on hand. On June 15, 2023, the Company used proceeds from its Incremental Term Loan A and cash on hand to redeem the remaining approximately $100 million of the ADT Notes due 2023.
ANNOUNCES DIVESTITURE OF COMMERCIAL BUSINESS
The Company also announced today that it has entered into an agreement with the intention to divest its Commercial business for $1.6 billion with net proceeds to be used for debt reduction. The transaction is expected to close in the fourth quarter of 2023, subject to regulatory approvals and other customary closing conditions. Management has provided additional detail regarding this transaction in a separate release and will discuss the divestiture on today’s webcast at 10 a.m. ET. A slide presentation with additional information will be available on the investor relations website at investor.adt.com.
DIVIDEND DECLARATION
Effective Aug. 8, 2023, the Company’s Board of Directors declared a cash dividend of $0.035 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of Sep. 15, 2023. This dividend will be paid on Oct. 4, 2023.

_____________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow (including interest rate swaps), Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share (or, Adjusted EPS), and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10 a.m. ET today to discuss the Company’s second quarter 2023 results and its intended divestiture of the Commercial business and to host a question-and-answer session. Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-888-660-6144 (domestic) or 1-929-203-0865 (international) and requesting the ADT Second Quarter 2023 Earnings Conference Call. An audio replay will be available for two weeks following the call and can be accessed by dialing 1-800-770-2030 (domestic) or 1-647-362-9199 (international) and providing the passcode 5974526.
A slide presentation highlighting the Company’s results and its intended divestiture of the Commercial business will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest network of smart home security and rooftop solar professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release that are forward-looking and therefore subject to risks and uncertainties, including those described below. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to, among other things, the proposed transaction between ADT and GTCR, the expected timetable for completing the proposed transaction and the benefits and synergies of the proposed transaction; the strategic investment by and long term partnership with State Farm; anticipated financial performance, including the Company’s ability to achieve its stated guidance metrics and its progress toward its medium-term targets; management’s plans and objectives for future operations; the successful development, commercialization, and timing of new or joint products; the expected timing of product commercialization with State Farm or any changes thereto; the Company’s acquisition of ADT Solar and its anticipated impact on the Company’s business and financial condition; business prospects; outcomes of regulatory proceedings; market conditions; the Company’s ability to successfully respond to the challenges posed by the COVID-19 Pandemic; the Company’s strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the successful internal development, commercialization, and timing of the Company’s next generation platform and innovative offerings; the successful commercialization of the Company’s joint venture with Ford; the successful conversion of customers who continue to utilize outdated technology; the current and future market size for existing, new, or joint products; any stated or implied outcomes with regards to the foregoing; and other matters. Without limiting the generality of the preceding sentences, any time the Company uses the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, the Company intends to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward- looking. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to uncertainties as to the timing of the sale of the Commercial Business and the risk that the transaction may not be completed in a timely manner or at all; the possibility that any or all of the conditions to the consummation of the sale of the Commercial Business may not be satisfied or waived; the effect of the announcement or pendency of the transaction on ADT’s ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners; risks related to diverting management’s attention from ADT’s ongoing business operations; uncertainties as to ADT’s ability and the amount of time necessary to realize the expected benefits of the transaction; the achievement of potential benefits of the equity investment by and long-term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers; risks and uncertainties related to ADT's ability to successfully generate profitable revenue from new and existing partnerships; ADT's ability to successfully commercialize any joint products with State Farm or with Google; the Company's ability to successfully utilize the incremental funding committed by State Farm or Google; risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business, including the possibility of future impairments to the value of goodwill at ADT Solar; risks related to the various financing arrangements that the Company facilitates for some ADT Solar customers; the Company’s ability to commercialize its joint venture with Ford; the Company’s ability to continuously and successfully commercialize innovative offerings; the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company; risks related to the restatement of our consolidated financial statements included in our amended Annual Report on Form 10-K/A for the year ended December 31, 2022 (the “Amended Annual Report”) and in our amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2023; any litigation or investigation related to such restatements; the Company’s ability to maintain effective internal control over financial reporting (“ICFR”) and disclosure controls and procedures (“DCPs”) including its ability to remediate any existing material weakness in ICFR and the timing of any such remediation, as well as ability to reestablish effective DCPs at a reasonable assurance level; and risks that are described in the Company’s Amended Annual Report, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenue:
Monitoring and related services	$1,187	$1,146	$41	4%	$2,360	$2,267	$93	4%
Security installation, product, and other	329	240	88	37%	623	472	151	32%
Solar installation, product, and other	78	215	(138)	(64)%	222	407	(185)	(45)%
Total revenue	1,593	1,601	(8)	—%	3,205	3,146	60	(32)%
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Monitoring and related services	225	233	(8)	(3)%	471	468	3	1%
Security installation, product, and other	194	142	52	36%	363	281	82	29%
Solar installation, product, and other	65	133	(68)	(51)%	163	268	(105)	(39)%
Total cost of revenue	484	508	(24)	(5)%	998	1,018	(20)	(2)%
Selling, general, and administrative expenses	442	487	(45)	(9)%	904	969	(65)	(7)%
Depreciation and intangible asset amortization	346	399	(54)	(13)%	729	876	(147)	(17)%
Merger, restructuring, integration, and other	18	(4)	22	N/M	36	(3)	39	N/M
Goodwill impairment	181	—	181	—%	423	—	423	N/M
Operating income (loss)	123	211	(88)	(42)%	116	287	(170)	(59)%
Interest expense, net	(84)	(82)	(3)	3%	(256)	(88)	(168)	N/M
Other income (expense)	1	1	(1)	(65)%	(1)	3	(4)	N/M
Income (loss) before income taxes and equity in net earnings (losses) of equity method investee	39	130	(92)	(70)%	(140)	202	(342)	N/M
Income tax benefit (expense)	55	(38)	93	N/M	118	(57)	175	N/M
Income (loss) before equity in net earnings (losses) of equity method investee	94	92	1	2%	(22)	144	(166)	N/M
Equity in net earnings (losses) of equity method investee	(2)	(1)	(1)	N/M	(4)	(1)	(3)	N/M
Net income (loss)	$92	$92	$1	1%	$(27)	$143	$(170)	N/M

Net income (loss) per share - basic:
Common Stock	$0.10	$0.10			$(0.03)	$0.16
Class B Common Stock	$0.10	$0.10			$(0.03)	$0.16

Weighted-average shares outstanding - basic:
Common Stock	858	848			856	846
Class B Common Stock	55	55			55	55

Net income (loss) per share - diluted:
Common Stock	$0.10	$0.10			$(0.03)	$0.15
Class B Common Stock	$0.10	$0.10			$(0.03)	$0.15

Weighted-average shares outstanding - diluted:
Common Stock	917	911			856	911
Class B Common Stock	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$146	$257
Restricted cash and restricted cash equivalents	114	116
Accounts receivable, net	622	597
Inventories, net	308	329
Work-in-progress	63	81
Prepaid expenses and other current assets	302	341
Total current assets	1,555	1,722
Property and equipment, net	341	376
Subscriber system assets, net	3,103	3,061
Intangible assets, net	5,004	5,092
Goodwill	5,344	5,767
Deferred subscriber acquisition costs, net	1,169	1,080
Other assets	818	724
Total assets	$17,334	$17,821

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$836	$872
Accounts payable	375	487
Deferred revenue	386	403
Accrued expenses and other current liabilities	722	900
Total current liabilities	2,319	2,661
Long-term debt	8,835	8,957
Deferred subscriber acquisition revenue	1,826	1,645
Deferred tax liabilities	764	893
Other liabilities	273	272
Total liabilities	14,016	14,428

Total stockholders' equity	3,318	3,393
Total liabilities and stockholders' equity	$17,334	$17,821
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$92	$92	$(27)	$143
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	346	399	729	876
Amortization of deferred subscriber acquisition costs	48	39	95	76
Amortization of deferred subscriber acquisition revenue	(76)	(58)	(148)	(112)
Share-based compensation expense	12	17	27	33
Deferred income taxes	(61)	34	(131)	50
Provision for losses on receivables and inventory	41	27	67	46
Goodwill, intangible, and other asset impairments	185	—	428	—
Unrealized (gain) loss on interest rate swap contracts	(55)	(59)	(22)	(205)
Other non-cash items, net	24	13	53	78
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(98)	(103)	(185)	(196)
Deferred subscriber acquisition revenue	75	85	148	166
Other, net	(40)	29	(235)	(134)
Net cash provided by (used in) operating activities	493	515	799	823

Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(136)	(157)	(252)	(342)
Subscriber system asset expenditures	(161)	(196)	(320)	(379)
Purchases of property and equipment	(30)	(49)	(89)	(88)
Acquisition of businesses, net of cash acquired	—	(13)	—	(13)
Proceeds from sale of business, net of cash sold	—	27	—	27
Other investing, net	9	(14)	7	(13)
Net cash provided by (used in) investing activities	(319)	(402)	(655)	(807)

Cash flows from financing activities:
Proceeds from long-term borrowings	50	100	650	380
Proceeds from receivables facility	76	93	140	140
Proceeds (payments) from interest rate swaps	20	(11)	36	(25)
Repayment of long-term borrowings, including call premiums	(266)	(198)	(873)	(340)
Repayment of receivables facility	(48)	(26)	(92)	(47)
Dividends on common stock	(32)	(32)	(64)	(63)
Payments on finance leases	(10)	(11)	(21)	(22)
Other financing, net	(7)	1	(33)	(15)
Net cash provided by (used in) financing activities	(217)	(85)	(258)	7

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net increase (decrease)	(43)	27	(113)	22
Beginning balance	304	28	374	33
Ending balance	$261	$56	$261	$56
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Revenue by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
CSB:
Monitoring and related services	$1,043	$1,011	$2,072	$2,004
Security installation, product, and other	125	77	229	147
Total CSB	$1,168	$1,088	$2,301	$2,151

Commercial:
Monitoring and related services	$144	$134	$288	$263
Security installation, product, and other	204	163	394	325
Total Commercial	$348	$297	$683	$588

Solar:
Solar installation, product, and other	$78	$215	$222	$407
Total Solar	$78	$215	$222	$407

Total Revenue	$1,593	$1,601	$3,205	$3,146
Adjusted EBITDA by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
CSB	$644	$581	$1,238	$1,141
Commercial	45	31	86	55
Solar	(37)	(15)	(48)	2
Total	$651	$597	$1,276	$1,198
Adjusted EBITDA Margin by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
CSB (as a % of Total CSB Revenue)	55%	53%	54%	53%
Commercial (as a % of Total Commercial Revenue)	13%	11%	13%	9%
Solar (as a % of Total Solar Revenue)	(48)%	(7)%	(22)%	1%
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons our management believes these measures are useful to investors regarding our financial condition and results of operations, additional purposes, if any, for which our management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to our financial guidance for 2023, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted EPS to net income (loss), and Adjusted Free Cash Flow and Adjusted Free Cash Flow (including interest rate swaps) to net cash provided by operating activities, which are the most directly comparable respective GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Income or Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; (ix) adjustments related to acquisitions, such as contingent consideration and purchase accounting adjustments, or dispositions; (x) impairment charges; and (xi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments or financing and consent fees.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net income (loss)	$92	$92	$(27)	$143
Interest expense, net	84	82	256	88
Income tax expense (benefit)	(55)	38	(118)	57
Depreciation and intangible asset amortization	346	399	729	876
Amortization of deferred subscriber acquisition costs	48	39	95	76
Amortization of deferred subscriber acquisition revenue	(76)	(58)	(148)	(112)
Share-based compensation expense	12	17	27	33
Merger, restructuring, integration and other(1)	18	(4)	36	(3)
Goodwill impairment(2)	181	—	423	—
Acquisition-related adjustments(3)	1	1	3	38
Other, net(4)	—	(8)	—	3
Adjusted EBITDA	$651	$597	$1,276	$1,198

Net income (loss) to total revenue ratio	6%	6%	(1)%	5%
Adjusted EBITDA Margin (as percentage of Total Revenue)	41%	37%	40%	38%
Note: amounts may not sum due to rounding
_______________________
(1)During 2023, includes restructuring costs primarily related to certain facility exits, as well as integration and third-party costs related to the strategic optimization of the Solar business operations following the ADT Solar acquisition.
(2)During 2023, represents impairment charges associated with our Solar reporting unit.
(3)During 2022, primarily represents amortization of the customer backlog intangible asset related to the ADT Solar Acquisition, which was fully amortized as of March 2022.
(4)During 2022, primarily includes a gain on sale of a business of $10 million in Q2 2022.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, Adjusted Free Cash Flow including interest rate swaps, and Reconciliation to GAAP Net Cash Flows from Operating Activities
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends. Adjusted Free Cash Flow including interest rate swaps reflects Adjusted Free Cash Flow plus net cash settlements on interest rate swaps presented within net cash provided by (used in) financing activities.
We believe the presentations of these non-GAAP measures are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. We believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends. Further, Adjusted Free Cash Flow including interest rate swaps is a useful measure of Adjusted Free Cash Flow inclusive of all cash interest.
There are material limitations to using these non-GAAP measures. These non-GAAP measures adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. These non-GAAP measures are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$493	$515	$799	$823
Investing activities	$(319)	$(402)	$(655)	$(807)
Financing activities	$(217)	$(85)	$(258)	$7

Net cash provided by (used in) operating activities	$493	$515	$799	$823
Dealer generated customer accounts and bulk account purchases	(136)	(157)	(252)	(342)
Subscriber system asset expenditures	(161)	(196)	(320)	(379)
Purchases of property and equipment	(30)	(49)	(89)	(88)
Free Cash Flow	165	112	138	15
Net proceeds from receivables facility	28	67	48	93
Financing and consent fees	—	—	—	—
Restructuring and integration payments(1)	7	3	14	6
Integration-related capital expenditures	—	—	1	1
Radio conversion costs, net	(1)	—	(3)	12
Other, net(2)	1	3	3	16
Adjusted Free Cash Flow	$201	$185	$200	$143
Interest rate swaps presented within financing activities(3)	20	(11)	36	(25)
Adjusted Free Cash Flow including interest rate swaps	$221	$174	$237	$118
Note: amounts may not sum due to rounding
_______________________
(1)During 2023, primarily includes ADT Solar integration costs and restructuring activities.
(2)During 2022, primarily includes acquisition costs related to the ADT Solar Acquisition.
(3)Includes net settlements related to interest rate swaps with an other-than-insignificant financing element at inception, which is presented within net cash provided by (used in) financing activities.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per Share (or, Adjusted EPS), and Reconciliations to GAAP Net Income (Loss) and GAAP Diluted Net Income (Loss) per Share
We define Adjusted Net Income (Loss) as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of GAAP net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B Common Stock and other potential shares, such as share-based compensation awards, to shares of Common Stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect our net income (loss) and related per share amounts (the most comparable GAAP measures).

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2023	2022	2023	2022
Net income (loss)	$92	$92	$(27)	$143
Merger, restructuring, integration, and other(1)	18	(4)	36	(3)
Goodwill impairment(1)	181	—	423	—
Share-based compensation expense	12	17	27	33
Unrealized (gain) loss on interest rate swaps(2)	(55)	(59)	(22)	(205)
Acquisition-related adjustments(1)	1	1	3	38
Other, net(1)	—	(8)	—	3
Tax impact on adjustments(3)	(101)	12	(185)	34
Adjusted Net Income (Loss)	$148	$50	$255	$43

Weighted-average shares outstanding - diluted(4):
Common Stock	917	911	856	911
Class B Common Stock	55	55	55	55

Net income (loss) per share - diluted:
Common Stock	$0.10	$0.10	$(0.03)	$0.15
Class B Common Stock	$0.10	$0.10	$(0.03)	$0.15

Adjusted Diluted Net Income (Loss) per share(5)	$0.16	$0.06	$0.30	$0.05
Note: amounts may not sum due to rounding.
_______________________.
(1)Refer to the footnotes to the reconciliation of Adjusted EBITDA to net income (loss).
(2)Represents the change in the fair value of interest rate swaps not designated as cash flow hedges.
(3)Represents the statutory rate, inclusive of the federal statutory rate, which reflects the tax impact of our filing posture in combined, unitary, and separate reporting states. Our state tax profile varies by state.
(4)Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(5)Calculated as Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Leverage Ratios and Reconciliation to GAAP Debt to Net Income (Loss) Leverage Ratio

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss), which is the most comparable GAAP measure. We believe Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets. There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Debt to Net Income (Loss) Leverage Ratio:

(in millions)	June 30, 2023	December 31, 2022
Total debt (book value)	$9,671	$9,829
LTM net income (loss)	$(37)	$133
Debt to net income (loss) ratio	(260.5x)	74.1x

Net debt and Net Leverage Ratio:

(in millions)	June 30, 2023	December 31, 2022
Debt instruments (face value):
First lien term loan and term loan A	3,358	2,730
First lien and ADT notes	4,700	5,550
Receivables facility	403	355
Finance leases	103	95
Other	1	2
Total first lien debt	$8,564	$8,732
Second lien notes	1,300	1,300
Total debt	$9,864	$10,032

Less:
Cash and cash equivalents	(146)	(257)
Receivables Facility	(403)	(355)
Net debt	$9,315	$9,420

LTM Adjusted EBITDA	$2,525	$2,447
Net leverage ratio	3.7x	3.9x
Note: amounts may not sum due to rounding